UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): June 29, 2015

TONIX PHARMACEUTICALS HOLDING CORP.

(Exact name of registrant as specified in its charter)

Nevada	001-36019	26-1434750
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

509 Madison Avenue, Suite 306, New York, New York 10022

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 980-9155

Copy of correspondence to:

Marc J. Ross, Esq.

James M. Turner, Esq.

Sichenzia Ross Friedman Ference LLP

61 Broadway

New York, New York 10006

Tel: (212) 930-9700 Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Tonix Pharmaceuticals Holding Corp. (the “Company”) today provided guidance on the status of its AtEase trial, to evaluate TNX-102 SL (cyclobenzaprine HCl sublingual tablets) for the treatment of post-traumatic stress disorder (“PTSD”).

Enrollment in the 220-patient Phase 2 trial in military-related PTSD continues to advance as expected at approximately 25 clinical trial sites in the United States. Based on this progress, Tonix’s management reiterates its guidance that top-line results from the trial are expected in the first half of 2016.

The AtEase trial is a Phase 2 randomized, double-blind, placebo-controlled trial to evaluate the efficacy and safety of TNX-102 SL in patients with military-related PTSD and related conditions. The three-arm trial is expected to enroll approximately 220 patients, who will be randomized to receive daily two tablets of study medication to be taken sublingually at bedtime for 12 weeks. In the two active arms, patients will receive either one 2.8 mg TNX-102 SL tablet and one placebo tablet or 5.6 mg of TNX-102 SL (2 x 2.8 mg tablets). In the placebo comparator arm, patients will receive two placebo tablets. The primary endpoint of the study is the week eight mean change from baseline in the total CAPS-5 (Clinician-Administered PTSD Scale) score in participants who received 2.8 mg of TNX-102 SL as compared to those who received placebo only. The safety of TNX-102 SL also will be evaluated.

The information in this Current Report is being furnished and shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section. The information in this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, except as shall be expressly set forth by specific reference in any such filing.

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SIGNATURE

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TONIX PHARMACEUTICALS HOLDING CORP.

Date: June 29, 2015	By:	/s/ LELAND GERSHELL
Leland Gershell
Chief Financial Officer

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